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                          EXHIBIT INDEX


Exhibit 99     -     Press release of J.P. Morgan & Co.
Incorporated
                  dated August 13, 1996.



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                                                       Exhibit 99


                                                  August 13, 1996



 J.P. Morgan to sell institutional U.S. cash processing business
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                          _____________

     J.P. Morgan & Co. Incorporated today announced it has agreed to sell its institutional U.S. cash processing business to HSBC Financial Institutions, a division of Marine Midland Bank. The sale is expected to close by the end of the year, subject to regulatory approvals. Terms of the transaction were not disclosed. The sale of these activities is expected to have no material effect on Morgan's ongoing financial results.
     The agreement follows Morgan's sale of its global and local custody and U.S. commercial paper issuing and paying agency businesses, and its decision to exit its local cash processing businesses in Europe.
     "HSBC Financial Institutions was selected based on a number of factors - all underlined by its commitment to continued service excellence and providing a smooth transition for our clients, as well as their interest in our employees," said John
W. Field Jr., global head of Morgan's cash services group and head of Morgan's offices in Delaware.
     All Morgan employees involved in the institutional U.S. cash processing business will be offered jobs by HSBC Financial Institutions or retained by Morgan. Most of those employees are located in Newark, Delaware, where HSBC Financial Institutions intends to establish its primary U.S. cash processing center.
     J.P. Morgan's role as operator of the Euroclear System, the world's largest clearance and settlement system for internationally traded securities, will not be affected by the sale. Also not affected by this sale are the cash management and processing services Morgan offers for private clients.
     J.P. Morgan is a global banking firm that serves clients with complex financial needs through an integrated range of advisory, financing, trading, investment, and related capabilities.
     Marine Midland Bank is the principal subsidiary of HSBC Americas, an indirectly-held, wholly-owned subsidiary of HSBC Holdings plc. With over 3,300 offices in 72 countries and assets of $368 billion at June 30, the HSBC Group is one of the world's largest banking and financial services organizations.